Exhibit 10.5

Ingredion Incorporated

Stock Incentive Plan
2022 Performance Share Award Agreement

Ingredion Incorporated (the “Company”) has granted you an award of Performance Shares (the “Award”) under the Ingredion Incorporated Stock Incentive Plan (the “Plan”).  This Award represents the right to receive shares of Company Common Stock in the future.  The grant date of the Award and the number of Performance Shares covered by this Award are set forth in the document you have received entitled “Notice of Grant of Performance Shares.”  The Notice of Grant of Performance Shares and this Performance Shares Award Agreement (including the Addendum) collectively constitute the Agreement relating to the Award.  This Award Agreement and the Plan together govern your rights under the Award and the Plan and set forth all of the conditions and limitations affecting such rights.

Capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan or in this Award Agreement.  If there is any inconsistency between the terms of this Agreement and the terms of the Plan, except as otherwise expressly provided in the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement (other than the specific provisions in Part B of the Addendum, which shall have effect where they conflict with the Plan’s terms).

Overview of Your Grant

1.Performance Period.  The Performance Period commences on January 1, 2022 and ends on December 31, 2024.
2.Grant Date.  February 16, 2022.
3.Value of Performance Shares.  Each Performance Share shall represent and have a value equal to one share of Common Stock as detailed herein.
4.	Achievement of Relative Total Shareholder Return.
(a)	One-half of the number of Performance Shares to be earned under this Agreement shall be based upon the achievement of the Company’s pre-established Relative Total Shareholder Return (“TSR”) percentile ranking performance goal as approved by the People, Culture and Compensation Committee of the Company’s Board of Directors (the “Committee”) for the Performance Period (such Performance Shares, the “TSR Shares”), based on the following chart:

Total Shareholder Return

Payout Level	TSR Percentile Ranking Goal	Percent of TSR Shares Earned
Maximum	≥75th	200%
Target	50th	100%
Threshold	25th	50%
Below Threshold	<25th	0%

Linear interpolation shall be used to determine the percent of TSR Shares earned in the event the Company’s TSR Percentile Rank does not fall directly on one of the ranks listed in the above chart.

(b)	For this purpose, TSR shall be determined as follows:

TSR	=	Change in Stock Price + Dividends Paid Beginning Stock Price

(i)	“Beginning Stock Price” shall mean the average of the Daily Averages for each of the twenty (20) trading days immediately prior to the first day of the Performance Period;
(ii)	“Change in Stock Price” shall mean the difference between the Beginning Stock Price and the Ending Stock Price, which may be positive or negative;
(iii)	“Daily Average” shall mean the average of the high and low stock prices on the applicable stock exchange of one share of common stock for a particular trading day;
(iv)	“Dividends Paid” shall mean the total of all dividends paid on one (1) share of common stock during the applicable calendar quarter(s) during the Performance Period, provided that dividends shall be treated as though they are reinvested at the end of each calendar quarter based on the stock price at the end of each calendar quarter; and
(v)	“Ending Stock Price” shall mean the average of Daily Averages for each of the last twenty (20) trading days of the Performance Period.

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(c)

Following the TSR determination, the Company’s percentile rank against the “Peer Group” shall be determined.  Once the Company’s percentile rank is determined, the Performance Shares to be awarded shall then be determined based on the chart in Section 4(a).

(d)

“Peer Group” shall mean the companies listed below, categorized by industry. If two companies in the Peer Group merge, or one is acquired, the new company will be included in the Peer Group.  If a company merges with a company not in the Peer Group, the company will be removed, and its TSR will not be included as part of the Peer Group.

AAK AB	Koninklijke DSM N.V.
Archer-Daniels-Midland Company	McCormick & Company, Incorporated
Associated British Foods plc	Mondelez International, Inc.
Celanese Corp	Novozymes A/S
Danone SA	Sealed Air Corporation
Ecolab Inc.	Sensient Technologies Corporation
General Mills, Inc.	Tate & Lyle plc
Huntsman Corporation	The Kraft Heinz Company
Kellogg Company	Tyson Foods, Inc.
Kerry Group plc	Unilever PLC

5.Achievement of Return on Invested Capital.
(a)	One-half of the number of Performance Shares to be earned under this Agreement shall be based upon the achievement of the Company’s three-year average annual Return on Invested Capital (“ROIC”) goal as approved by the Committee for the Performance Period (such Performance Shares, the “ROIC Shares”), based on the following chart:

Return on Invested Capital

Payout Level	Average ROIC Goal	Percent of ROIC Shares Earned
Maximum	11.5% or more	200%
Target	10.0%	100%
Threshold	8.0%	50%
Below Threshold	Less than 8%	0%

Linear interpolation shall be used to determine the percent of ROIC Shares earned in the event the Company’s three-year average annual ROIC does not fall directly on one of the average ROIC goal percentages listed in the above chart.

(b)	For this purpose, ROIC shall be determined as follows:
ROIC	=	Net Operating Profit after Taxes Average Net Debt + Equity

(c)	Adjusted ROIC: Notwithstanding (a) and (b) above, in the event of any Company acquisition where the acquired company has Revenues greater than $300 million (USD equivalent), ROIC shall be additionally adjusted for the impact of the acquisition on Operating Income and Total Net Debt plus Equity. Such adjustment shall be calculated for the year of the acquisition and the following year.
6.Termination Provisions. Except as provided below, the Participant shall be eligible for payment of awarded Performance Shares, as determined in Sections 4 and 5, only if the Participant’s employment with the Company continues through the end of the Performance Period.

If the Participant’s employment with the Company terminates after the first year and prior to the end of the Performance Period by reason of (i) death, (ii) retirement on or after (a) age 65, (b) age 62 with a minimum of 5 years of continuous employment or service with the Company or (c) age 55 with a minimum of 10 years of continuous employment or service with the Company or (iii) the occurrence of such Participant’s Disability Date, subject to the Committee’s approval, a pro-rated payment will be provided at the end of the Performance Period of all or any portion of the Award which would have been paid to such Participant for such Performance Period, based on the attainment of actual performance results.

Upon termination of employment prior to the end of the Performance Period under any other circumstances, the Committee, in its sole discretion and taking into consideration the performance of the Participant and the performance of the Company during the Performance Period, may authorize the payment to the Participant (or his legal representative) at the end of the Performance Period of all or any portion of the Award which would have been paid to the Participant for such Performance Period, based on the attainment of actual performance results.

If the Participant’s employment with the Company terminates for any other reason prior to the end of the Performance Period, then the award which is subject to such Performance Period on the effective date of the Participant’s termination of employment shall, except as otherwise authorized by the Committee pursuant to the preceding paragraph, be forfeited to and cancelled by the Company.

7.Dividends.  The Participant shall have no right to any dividends which may be paid with respect to shares of Common Stock until any such shares are paid to the Participant following the completion of the Performance Period.
8.Form and Timing of Payment of Performance Shares.
(a)

Except as provided in Section 6, the payment of the Award shall be made to the Participant no later than two and one-half months after the end of the Performance Period.  Payment of the Performance Shares awarded shall be made subject to the following:

(i)	The Participant shall have no rights with respect to the Award until such Award shall be paid to such Participant.
(ii)

If the Committee determines, in its sole discretion, that the Participant at any time has willfully engaged in any activity that the Committee, in its sole discretion, determines was or is harmful to the Company, any unpaid Award will be forfeited by the Participant.

(b)

Performance Shares awarded, if any, will be paid out only in shares of Common Stock.  Notwithstanding the foregoing, if the Participant is a resident or employed outside of the United States, the Company may, in its sole discretion, settle the Award in the form of a cash payment, to the extent settlement in shares of Common Stock: (i) is prohibited under local law; (ii) would require the Participant, the Company and/or its Subsidiaries or affiliates to obtain the approval of any governmental and/or regulatory body in the Participant’s country of residence (or country of employment, if different); (iii) would result in adverse tax consequences for the Participant or the Company; or (iv) is administratively burdensome.  Alternatively, the Company may, in its sole discretion, settle the Performance Shares in the form of shares of Common Stock but require the Participant to sell such shares immediately or within a specified period following the Participant’s termination of employment (in which case, this Agreement shall give the Company the authority to issue sales instructions on the Participant’s behalf).

(c)	Subject to the terms of the Ingredion Incorporated Supplemental Executive Retirement Plan, the Participant may defer receipt of all or any portion of the Performance Shares awarded hereunder, upon such terms and conditions stated in the deferral election form prescribed by the Company, by filing such written election with the Chief Human Resources Officer of the Company no later than six months prior to the termination of the Performance Period, provided such election is made in a manner which complies with the requirements of Code Section 409A and/or other applicable laws. Deferrals may only be made into the Ingredion Incorporated phantom unit investment option under the Ingredion Incorporated Supplemental Executive Retirement Plan or a successor to that investment option.
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9.Nontransferability.  Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  Further, the Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.
10.Income Tax and Social Insurance Contribution Withholding. Prior to the issuance or delivery of any shares of Common Stock in settlement of the Performance Shares, the Company or the Subsidiary or affiliate that employs the Participant (the “Employer”) (if applicable) shall have the right to require the Participant to pay any U.S. Federal, state, local or other taxes (including non-U.S. taxes, social insurance, payroll tax, payment on account or other tax-related withholding) (“Tax-Related Items”) which may be required to be withheld or paid in connection with the Performance Shares.  Such obligation shall be satisfied either:

(a)	by the Company by withholding whole shares of Common Stock which would otherwise be delivered to the Participant, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with the Performance Shares (the “Tax Date”), or by the Company or Employer withholding an amount of cash which would otherwise be payable to the Participant, in the amount necessary to satisfy any such obligation; or

(b)by the Participant by any of the following means: (A) a cash payment to the Company or the Employer in the amount necessary to satisfy any such obligation, (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to the Participant, equal to the amount necessary to satisfy any such obligation, or (D) any combination of (A), (B) and (C).

Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the Participant shall pay the remaining amount in cash.

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Regardless of any action the Company or the Employer (if applicable) takes with respect to any or all Tax-Related Items, the Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award or the shares of Common Stock issued upon settlement of the Award, and (ii) do not commit to structure the terms of the Award (or any aspect of the Performance Shares) to reduce or eliminate the Participant’s liability for Tax-Related Items.

11.	Participant Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use, disclosure, processing and transfer, in electronic or other form, of the Participant’s Personal Data (as defined below) as described in this document by and among, as applicable, the Company, its affiliates and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company (and/or the Employer, if applicable) holds certain information relating to or reasonably capable of being associated with an identified or identifiable person, device, or household, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, driver’s license information, nationality, C.V. (or resume), wage history, employment references, social insurance number, residence registration number or other identification number, salary, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax-related information, plan or benefit enrollment forms and elections, option or benefit statements, any shares of stock or directorships in the company, details of all options or any other entitlements to shares of stock awarded, canceled, purchased, vested, unvested or outstanding for purpose of managing and administering the Plan (“Personal Data”).

The Participant understands we may share Participant’s Personal Data with any third parties assisting in the implementation, administration and management of the Plan including, but not limited to, the affiliates of the Company and/or Morgan Stanley Smith Barney LLC, or any successor.  These third-party recipients may be located in the Participant’s country or elsewhere, and the recipient’s country may have different data privacy laws and protections than the Participant’s country.  The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Personal Data by contacting the Company’s Chief Human Resources Officer.

We may also share  Participant’s Personal Data as required or permitted by law to comply with a subpoena or similar legal process or government request, or when we believe in good faith that disclosure is legally required or otherwise necessary to protect our rights and property or the rights, property or safety of others, including to law enforcement agencies, and judicial and regulatory authorities. We may also share Participant’s Personal Data with third parties to help detect and protect against fraud or data security vulnerabilities.  And we may transfer

Participant’s Personal Data to a third party in the event of a sale, merger, reorganization of our entity or other restructuring.

The Participant authorizes the recipients of Participant’s Personal Data to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom the Participant may elect to deposit any shares of Common Stock acquired.  The Participant understands that Personal Data will be held as long as is necessary to implement, administer and manage the Participant’s participation in the Plan.

The Participant understands that the Participant may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, by contacting in writing Corporate Human Resources.

The Participant understands, however, that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan.  For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact Corporate Human Resources.

Finally, upon request of the Company or the Employer, the Participant agrees to provide an executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from the Participant for the purpose of administering the Participant’s participation in the Plan in compliance with the data privacy laws in the Participant’s country, either now or in the future. The Participant understands and agrees that he or she will be unable to participate in the Plan if the Participant fails to provide any such consent or agreement requested by the Company and/or the Employer.

12.Administration.  This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan.  It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant. Any inconsistency between the Agreement and the Plan shall be resolved in favor of the Plan.
13.Clawback Policy.  This Agreement and the Performance Shares are subject to the Company’s Policy on Recoupment of Incentive Compensation and any similar policy or policies that have been or may be adopted by the Company.
14.Miscellaneous.
(a)

Change in Control.  Notwithstanding the effect that Section 5.8(a)(1) of the Plan would otherwise have, unless otherwise determined by the Committee, in the event of a Change in Control pursuant to Section 5.8(b)(3) or (4) of the Plan  in connection with which the holders of Common Stock receive shares of common stock that are registered under Section 12 of the Exchange Act (and, for the avoidance of doubt, not in the event of a Change in Control to which Section 5.8(a)(2) of the Plan applies), the Performance Period will be deemed to have lapsed, the Performance Measures shall be deemed satisfied at the target level, the Performance Shares will be considered earned and the Target Performance Share Award amount will be paid out in accordance with the Plan as a result of such Change in Control upon the earlier to occur of (i) your continued employment or service through (i) the last day of the Performance Period, and (ii) the termination of your employment with the Company or any of its Subsidiaries or affiliates for Good Reason, or the termination of your employment by the Company or any of its Subsidiaries or affiliates without Cause, within two years following such Change in Control (the “Protection Period”). Such deemed earned Performance Shares shall be paid out as soon as practicable following the last day of the Performance Period or your termination of employment following such Change in Control.  In the event of such Change in Control pursuant to Section 5.8(b)(3) or (4) of the Plan in connection with which the holders of Common

Stock receive shares of common stock that are registered under Section 12 of the Exchange Act, there shall be substituted for each share of Common Stock relating to the Performance Shares the number, type and class of shares into which each outstanding share of Common Stock shall be converted pursuant to such Change in Control.

For purposes of the foregoing, “Good Reason” shall mean:

(i)

There has occurred a material reduction by the Company, a Subsidiary or affiliate in your base salary in effect immediately before the beginning of the Protection Period or as increased from time to time thereafter;

(ii)

The Company, a Subsidiary or affiliate, without your written consent, has required you to be relocated anywhere in excess of thirty-five (35) miles from your office location immediately before the beginning of the Protection Period, except for required travel on the business of the Company, a Subsidiary or affiliate to an extent substantially consistent with your business travel obligations immediately before the beginning of the Protection Period; or

(iii)	The Company or a Subsidiary has reduced in any manner which you reasonably consider important your title, job authorities or responsibilities immediately before the beginning of the Protection Period.

You may exercise your right to terminate your employment for Good Reason by giving the Company a written notice of termination specifying in reasonable detail the circumstances constituting such Good Reason. However, the Company shall have thirty (30) days to “cure,” such that the circumstances constituting such Good Reason are eliminated.  Your employment shall terminate at the end of such thirty (30)-day period only if the Company has failed to cure such circumstances constituting the Good Reason. Your termination of employment within a Protection Period shall be for Good Reason if one of the occurrences specified in this Section 14 shall have occurred (and subject to the cure provision of the immediately preceding paragraph), notwithstanding that you may have other reasons for terminating employment, including employment by another employer which you desire to accept.

(b)

Continuation of Employment.  The selection of any employee for participation in the Plan and this Agreement shall not give such Participant any right to be retained in the employ of the Company or the Employer (as the case may be). The right and power of the Company and/or the Employer to dismiss or discharge the Participant is specifically reserved. The Participant or any person claiming under or through the Participant shall not have any right or interest in the Plan or any Award thereunder, unless and until all terms, conditions and provisions of the Plan that affect the Participant have been complied with as specified herein.

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(c)

Nature of the Award.  In accepting the Award, the Participant acknowledges that: (1) the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Agreement; (2) the grant of the Performance Shares is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Shares, or benefits in lieu of Performance Shares, even if Performance Shares have been granted repeatedly in the past; (3) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (4) the Participant’s participation in the Plan is voluntary; (5) the Performance Shares and any shares of Common Stock subject to the Performance Shares are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (6) the grant of Performance Shares is provided for future services to the Company and its affiliates and is not under any circumstances to be considered compensation for past services; (7) in the event that the Participant is an employee of an affiliate or Subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company or an employment contract with the affiliate or Subsidiary that is the Participant’s employer; (8) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty; (9) no claim or entitlement to compensation or damages arises from forfeiture or termination of the Performance Shares or diminution in value of the Performance Shares or the shares of Common Stock, and the Participant irrevocably releases the Company, its affiliates and/or its Subsidiaries from any such claim that may arise; (10) in the event of involuntary termination of the Participant’s employment, the Participant’s right to receive Performance Shares and/or shares of Common Stock under the Plan, if any, will terminate in accordance with the terms of the Plan and will not be extended by any notice period mandated under local law; furthermore, the Participant’s right to earn the Performance Shares after such termination of employment, if any, will be measured by the date of termination of the Participant’s active employment and will not be extended by any notice period mandated under local law; and (11) if the Participant is a resident or employed outside the United States, neither the Company nor any of its Subsidiaries or affiliates shall be liable for any change in the value of the Performance Shares, the amount realized upon settlement of the Performance Shares or the amount realized upon a subsequent sale of any shares of Common Stock, resulting from any fluctuation of the United States Dollar/local currency exchange rate.

(d)

Application of the Law.  This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)

Amendments to Conform to Law.  Notwithstanding any other provision of this Agreement or the Plan to the contrary, the Board may amend the Plan or this Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder.

(f)

Right to Amend or Terminate Agreement.  With the approval of the Board, the Committee may terminate, amend, or modify this Agreement; provided, however, that no such termination, amendment, or modification of this Agreement may in any way adversely affect the Participant’s rights under this Agreement without the Participant’s written consent.

(g)

Governing Law.  To the extent not preempted by U.S. federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

(h)

Severability.  The invalidity or unenforceability of any provision of the Plan or this Agreement will not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement will be severable and enforceable to the extent permitted by law.

(j)Waiver. The Participant understands that the waiver by the Company with respect to the Participant’s compliance with any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach of such party of a provision of this Award Agreement.

(j)Not a Public Offering in Non-U.S. Jurisdictions.  If the Participant is a resident or employed outside of the United States, neither the grant of the Performance Shares under the Plan nor the issuance of the underlying shares of Common Stock is intended to be a public offering of securities in the Participant’s country of residence (and country of employment, if different).  The Company has not submitted any registration statement, prospectus or other filings to the local securities authorities in jurisdictions outside of the United States unless otherwise required under local law. No employee of the Company is permitted to advise the Participant on whether he or she should accept a grant of Performance Shares under the Plan or provide the Participant with any legal, tax or financial advice with respect to the grant of Performance Shares. Before deciding to accept the grant of Performance Shares, the Participant should carefully consider all risk factors and tax considerations relevant to the acquisition of shares of Common Stock under the

Plan or the disposition of them. Further, the Participant should carefully review all of the materials related to the Performance Shares and the Plan, and the Participant should consult with his or her personal legal, tax and financial advisors for professional advice in relation to the Participant’s personal circumstances.

(k)Insider Trading/Market Abuse Laws.  The Participant acknowledges that, depending on the Participant’s or his or her broker’s country of residence or where the shares of Common Stock are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws that may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of shares of Common Stick, rights to shares of Common Stock or rights linked to the value of shares of Common Stock during such times the Participant is considered to have “inside information” regarding the Company as defined in the laws or regulations in the Participant’s country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before he or she possessed inside information. Furthermore, the Participant could be prohibited from (a) disclosing the inside information to any third party (other than on a “need to know” basis), and (b) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties include fellow employees.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy. The Participant acknowledges that it is his or her responsibility to comply with any restrictions and the Participant is advised to speak to his or her personal advisor on this matter.

(l)

Compliance with Local Law. If the Participant is a resident or employed outside of the United States, as a condition to the grant of the Award, the Participant agrees to repatriate all payments attributable to the shares of Common Stock and/or cash acquired under the Plan in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different).  In addition, the Participant agrees to take any and all actions, and consents to any and all actions taken by the Company and the Company’s Subsidiaries and affiliates, as may be required to allow the Company and the Company’s Subsidiaries and affiliates to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).  Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).

(m)

Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to the Performance Shares or other awards granted to the Participant under the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

(n)English Language.  If the Participant is a resident and/or employed outside of the United States, the Participant acknowledges and agrees that it is the Participant’s express intent that the Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Performance Shares, be drawn up in English.  If the Participant has received the Agreement, the Plan or any other documents related to the Performance Shares translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

(o)Addendum to Agreement.  Notwithstanding any provision of this Agreement to the contrary, the Performance Shares shall be subject to such special terms and conditions for the Participant’s country of residence (and country of employment, if different), as the Company may determine in its sole discretion and which shall be set forth in an addendum to these terms and conditions (the “Addendum”).  Further, if the Participant transfers residence and/or employment to another country reflected in the Addendum, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the Performance Shares and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).  The Addendum shall constitute part of this Agreement.

(p)

Additional Requirements.  The Company reserves the right to impose other requirements on the Performance Shares, any shares of Common Stock acquired pursuant to the Performance Shares, and the Participant’s participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the administration of the Plan.  Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

Ingredion Incorporated

* * * * *

Ingredion Incorporated

Stock Incentive Plan

Addendum to the Award Agreement

This Addendum forms part of the Award Agreement relating to your Award.

Your participation in the Plan is governed exclusively by the Plan and the Agreement (comprising the Notice of Grant and Award Agreement relating to your Award, including this Addendum), each as amended from time to time. This Addendum prevails in the event of any inconsistency with any other documents or communications relating to your participation in the Plan.

Capitalized terms that are used without definition in the Addendum have the meanings given in the Plan and the Agreement, as applicable. In this Addendum, the term “Group” means the Company and its Subsidiaries and affiliates (or any member of the Group, as applicable), and the term “Shares” means shares of Common Stock. For the purposes of this Addendum, references to an Award include any form of option granted under the Plan.

You should review all the provisions in Part A below and also the provisions in Part B below that are specific to any jurisdiction which may be applicable to you. You should also review the Plan, the Agreement and any other documents or communications provided to you in connection with the Plan.

Part A: Provisions Applicable to All Participants

By participating in the Plan, you acknowledge and agree to each of the following provisions.

Documentation

You have read, understood and agree with the Plan and the Agreement, including any jurisdiction-specific notices in Part B below which may be applicable to you.

No Public Offer

The Plan is strictly limited to eligible Participants within the Group, as prescribed in the Plan. Rights under the Plan are personal and may not be transferred except in the limited circumstances prescribed in the Plan and the Agreement.

The offer to participate in the Plan and any subsequent participation is not intended to constitute a public offer in any jurisdiction, nor intended for registration or regulation in any jurisdiction outside of the United States of America.

You should keep all Plan-related documents confidential, and you may not reproduce, distribute or otherwise make public any such documents without the Company’s express written consent. If you have received any such documents and you are not the intended recipient, please disregard and destroy them.

Transferability

Any provisions permitting transfers to a third party in the Plan documents will not apply to you: (i) to the extent that the applicability of those provisions would affect the availability of relevant exemptions or tax favorable treatment; or (ii) otherwise in circumstances determined by the Company in its sole discretion from time to time.

Independent Advice Recommended

The information provided by the Group or its service providers (including, without limitation, Plan administrators) in respect of the Plan does not take into account your individual circumstances, objectives, needs or financial situation and does not constitute legal, tax, investment or financial advice. Any tax or other information provided should therefore be considered guidance only, as relevant.

The Plan benefits are in no way secured, guaranteed or warranted by the Group, and the Plan involves certain risks. You should exercise caution in relation to Plan offers and/or participation. You should obtain independent professional advice if you are in doubt about any of the contents of the Plan documents and before taking actions in relation to the Plan, and you acknowledge that you have been given adequate opportunity to obtain such advice.

No Additional Entitlements

The offer by the Company of participation in the Plan and similar benefits is strictly discretionary, and neither this nor your employment contract provides or implies any expectation or right in relation to:

(i)	your participation in the Plan or similar benefits in the future;

(ii)	the terms, conditions and amount of any Plan participation or similar benefits that the Company may decide to offer in the future; or

(iii)	your continued employment with the Group.

The Company may at any time unilaterally modify, suspend or terminate the Plan and any similar benefits, and/or your participation in such benefits, at its entire discretion in accordance with the Plan documents.

You acknowledge that you are not automatically entitled to the exercise of any discretion under the Plan in your favor, and that you do not have any claim or right of action in respect of any decision or omission which may operate to your disadvantage (even if such decision or omission is unreasonable, irrational or might otherwise be regarded as perverse or in breach of any duties). You accept that decisions made on behalf of the Company in respect of the Plan are final and binding in all respects.

These provisions apply regardless of whether offers or participation in the Plan are regular and repeated or on a one-off or otherwise exceptional basis, and whether the Plan administration involves your Employer and/or its payroll.

No Effect on Employment-Related Rights

Any compensation you receive (whether on a regular and repeated basis or on a one-off or otherwise exceptional basis, and regardless of whether the administration of such compensation involves your Employer and/or its payroll) in connection with the Plan is not part of your base salary or wages.

The forfeiture (including reduction, cancellation, clawback or recoupment) provisions relating specifically to your participation in the Plan are prescribed in the Plan and the Agreement. Such provisions are limited to your participation in the Plan alone, and nothing in the Plan documents and no aspect of your participation in the Plan:

(i)	will be taken into account (except to the extent otherwise required by applicable law) in determining your wages, salary, other remuneration or compensation, bonuses, long-service payments, payments of any kind upon termination of your employment for any reason (whether or not found to be invalid, unlawful or in breach of employment laws in the jurisdiction where you are employed or providing services or the terms of your employment or service agreement, if any), pension or retirement arrangements and payments, or any similar payments to these or other employee benefits; or

(ii)	confers on you the right to continue as an employee of the Group.

No Plan documents form part of your employment contract with your Employer, and they do not change in any way the terms of such contract.

Any participation in the Plan is entirely voluntary and will have no impact on your employment or your career with the Group, either positive or negative.

No Substantive Employer Involvement

The Plan is offered and administered by the Company and not by your Employer (if different). All documents related to the Plan, including the Plan, the Agreement and the links by which you access these documents, originate from and are maintained by the Company.

Electronic Communications

All Plan-related documents and correspondence may be communicated and stored electronically using means which are secure, private and accessible to the relevant parties. You consent to the sole use of electronic communications and storage (including, without limitation, offer and acceptance) in connection with the Plan.

You may, however, request that hard copies of any Plan-related documents be provided to you (free of charge) by contacting: Julie Quinn, V.P., Total Rewards – julie.quinn@ingredion.com and/or Juan Montoya, Director, Global Compensation – juan.montoya@ingredion.com

Data Protection

You acknowledge that your personal data will be processed in accordance with each data privacy policy, notice and/or agreement that is applicable to you in connection with your employment.

Risk Warnings

Share price risk: there is a risk that Shares may fall as well as rise in value. Market forces will impact the price of Shares, and in the worst case, the market value of the Shares may become zero. You agree that the Group is not liable for any loss due to movements in Share value.

Currency risk: if Shares are traded in a currency which is not the currency in your jurisdiction, the value of the Shares to you may also be affected by movements in the exchange rate. There may also be an exchange rate risk in relation to any Plan-related currency which is not the currency of your jurisdiction. You agree that the Group is not liable for any loss due to movements in the exchange rate or any charges imposed in relation to the conversion or transfer of currency.

Insider Trading and Market Abuse

You acknowledge that rules on dealing notification, insider trading and market abuse (including the terms of any relevant dealing policy) may apply to the Plan benefits and may prohibit or delay actions or decisions in relation to such benefits. You agree that you are solely responsible for compliance with such rules and that the Group is not liable for any loss due to such rules or for any breaches of such rules by you.

Exchange Control and Resale Obligations

Under local exchange controls, currency controls or foreign asset reporting requirements, you may be subject to certain notification, approval and/or repatriation obligations with respect to Shares and any funds you may receive in connection with the Plan.

Among other things, such obligations may affect your ability to hold Shares, bring Shares into your jurisdiction, reinvest dividends and receive any applicable dividends or dividend equivalents, Share sale proceeds and other payments in a local or foreign account. You may further be subject to local securities law and/or exchange control restrictions and other obligations on the resale of Shares.

You agree that you are solely responsible for ensuring compliance with any such obligations that may apply to you in connection with the Plan, and the Company recommends that you obtain independent professional advice in this regard. In the event that you fail to comply with any such obligations, you agree that the Group is not liable in any way for resulting fines or other penalties.

You further agree to take any and all actions, and consent to any and all actions taken by the Group, as may be deemed appropriate by the Group to enable compliance with any such obligations that may be applicable to you or the Group.

Tax and Withholding

You acknowledge and agree that:

(i)	all Plan benefits may be subject to tax and social security in the jurisdiction(s) where you are employed, reside or are otherwise subject to tax;

(ii)	the Group may withhold amounts in any Share and/or cash payments and make arrangements (including without limitation withholding Plan benefits, withholding other payments in any form that may be due to you, net settlement, ‘sell-to-cover’ arrangements and requiring you to make payments in any form to the Group or a relevant authority) as considered appropriate by the Group to meet any tax or social security liability. This may include withholding amounts at the locally applicable maximum rates. Your liability may also exceed any amounts withheld and paid on your behalf;

(iii)	you are responsible for and bear any liability for any personal tax and social security charges or similar payments due in relation to your participation in the Plan; and

(iv)	you indemnify the Group and agree to make any arrangements (including without limitation those described above) deemed appropriate by the Group in order to satisfy such payments and to effect any adjustments required in the event of over-payment or under-payment in respect of them.

The Group does not warrant any particular tax treatment in relation to the Plan benefits and is not obliged to structure such benefits with the aim of achieving any particular tax treatment.

Mobile Employees

If you are a mobile employee, meaning that you are based in different jurisdictions during the course of your employment and/or your participation in the Plan or that you are or may be subject to tax in more than one jurisdiction, you are strongly encouraged to inform the Company and to consult your personal tax adviser(s) regarding the tax treatment of any Plan benefits. You should also review the provisions in Part B below that are specific to each jurisdiction which may be applicable to you.

If you transfer your residence and/or employment to another jurisdiction during the course of your participation in the Plan, the Company may in its sole discretion unilaterally determine that different or additional terms and conditions will apply to your participation in the Plan. This provision applies to the extent that any such terms and conditions are considered by the Company to be necessary or advisable in order to comply with local laws, rules and regulations, to facilitate the operation and administration of the Award and the Plan or to otherwise accommodate your transfer.

English Language

You accept that the Plan documents, including all related communications, may be in the English language only and it is possible that no translated or interpreted versions will be provided. The English version of such documents will always prevail in the event of any inconsistency with translated or interpreted documents. You agree that you are responsible for ensuring that you fully understand the Plan documents.

Governing Law

The Plan is governed as prescribed in the Plan and the Agreement, and you waive any entitlement to have any Plan-related disputes determined under an alternative jurisdiction except as required by applicable laws.

Severability

If any provision (in whole or in part) of this Addendum or the other Plan documents is to any extent illegal, otherwise invalid, or incapable of being enforced, that provision will be excluded to the extent (only) of such invalidity or unenforceability.

All other provisions will remain in full effect and, to the extent possible, the invalid or unenforceable provision will be deemed replaced by a provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable provision.

Adequate Information

You certify that you:

(i)	have been given access to all relevant information and materials with respect to the operations and financial condition of the Company and your participation in the Plan;

(ii)	have read and understood such information and materials;

(iii)	are fully aware and knowledgeable of the terms and conditions of the Plan; and

(iv)	completely and voluntarily agree to the terms and conditions of the Plan.

Part B: Provisions Applicable to Participants in Particular Jurisdictions

You are subject to the wording set out below in relation to each jurisdiction which is or may be applicable to you.

This wording is based on the securities, exchange control and other laws that are understood to be in effect in the relevant jurisdictions as of February 2022. Such laws are often complex and change frequently and the wording does not take into account your individual circumstances. As a result, the Company strongly recommends that you do not rely on such information as your only source of information relating to the consequences of your participation in the Plan, and that you seek ongoing independent professional advice as appropriate.

EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC AREA (“EEA”)

Securities Laws. This offer is being made to selected employees as part of an employee incentive programme in order to provide an additional incentive and to encourage employee share ownership and to increase your interest in the success of the Company. The company offering these rights is Ingredion Incorporated. The Shares which are the subject of these rights are ordinary Shares in the Company. The Shares have the same rights to information, dividends and voting as other ordinary Shares. More information in relation to the Company including the share price can be found at the following web address: www.ingredion.com.

The obligation to publish a prospectus does not apply because of Article 1(4)(i) of the EU Prospectus Regulation. The total maximum number of Shares which are the subject of this offer is 3,700,000.

ARGENTINA

Securities Laws. Your Award is being offered to you in your capacity as an employee within the Group and is not aimed at the general public. By receiving and accepting your Award, you are deemed to: (i) acknowledge that the Company has not made, and will not make, any application to obtain an authorization from the Argentinian Securities and Exchange Commission (Comisión Nacional de Valores) for the public offering of the underlying Shares in Argentina, or otherwise taken any action that would permit a public offering of the underlying Shares in Argentina within the meaning of Argentine Capital Markets Law No. 26,831, as amended, supplemented or otherwise modified from time to time (the “CML”) and of the Argentine Securities Exchange Commission General Resolution No.622/2013, as amended, supplemented or otherwise modified from time to time, and ancillary regulations; (ii) acknowledge that the Argentine Securities Exchange Commission has not approved the offering of the underlying Shares nor any document relating to the offering; and (iii) agree that you will not sell or offer to sell any Shares acquired upon settlement of your Award in Argentina other than pursuant to transactions that would not qualify as a public offering under Section 2 of the CML.

The Plan documents are being delivered to you in your capacity as an employee within the Group. Accordingly, receipt and acceptance of the Plan documents shall constitute your agreement that the information contained in the Plan documents may not: (i) be reproduced or used, in whole or in part, for any purpose whatsoever other than as a representation of your holding of Shares; or (ii) given to or discussed with any person without the express written permission from the Company.

You have received advice on the impact on you of participating in the Plan. Your participation is entirely voluntary and at your own risk and does not constitute a grant of any future right. The Company does not grant or ensure any benefit or result and may amend or terminate the Plan at any time.

Data Privacy. The Access to Public Information Agency, as the enforcing authority of Act 25.326, has the power to attend to the reports and claims from those whose rights are affected as a consequence of non-fulfilment of data protection provisions.

(La Agencia de Acceso a la Información Pública, en su carácter de Órgano de Control de la Ley Nº 25.326, tiene la atribución de atender las denuncias y reclamos que interpongan quienes resulten afectados en sus derechos por incumplimiento de las normas vigentes en materia de protección de datos personales.)

AUSTRALIA

1.Shareholder Approval Requirement. Notwithstanding any provision in the Award Agreement to the contrary, you will not be entitled to, and shall not claim, any benefit under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth), any other provision of that act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits. Further, the Company's affiliate in Australia is under no obligation to seek or obtain the approval of its shareholders for the purpose of overcoming any such limitation or restriction.

2.Tax Notification. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the act).

3. Advice. Any advice given by the Company or any of its associated bodies corporate, in relation to Awards under the Plan does not take into account your objectives, financial situation or needs. You should consider obtaining your own financial product advice from a person who is licensed by the Australian Securities and Investments Commission to give such advice.

4.Information. The Company undertakes, on request, at no charge and within a reasonable time, to provide you with a full copy of the rules of the Plan.

5. Share Price. As the Company’s Shares are listed on the New York Stock Exchange, the market price of ordinary Shares in the Company can be ascertained by visiting the website of the New York Stock Exchange (https://www.nyse.com/index) and the Australian dollar equivalent of that price by applying the prevailing USD/AUD exchange rate published by the Reserve Bank of Australia, which is accessible at the following link: http://www.rba.gov.au/statistics/frequency/exchange-rates.html.

6. Risk Warning. There is a risk that Shares, or their cash equivalent, awarded to you under the Plan may fall as well as rise in value through movement of equity markets. Market forces will impact the price of Shares awarded to you, and at their worst, market values of the Shares awarded to you may become zero if adverse market conditions are encountered. As the price of the Shares awarded to you is quoted in USD, the value of those Shares, or their cash equivalent, to you may also be affected by movements in foreign currency exchange rates.

BRAZIL

1.Labor Law Acknowledgment. You agree that (i) the benefits provided under the Agreement and the Plan are the result of commercial transactions unrelated to your employment; (ii) the Agreement and the Plan are not a part of the terms and conditions of your employment; and (iii) the income from the exercise of the Award, if any, is not part of your remuneration from employment.

2.Securities Laws. The Awards and any securities granted under the Plan have not been and will not be publicly issued, placed, distributed, offered or negotiated in the Brazilian capital markets and, as a result, will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários) (the CVM). Therefore, the Awards and securities will not be offered or sold in Brazil, except in circumstances which do not constitute a public offering, placement, distribution or negotiation under the Brazilian capital markets regulations.

3.Risk Warning.  If you are employed in Brazil, then by accepting your Award you agree and acknowledge that (i) neither your Employer nor any person or entity acting on behalf of your Employer has provided you with financial advice with respect to your Award or the Shares acquired upon settlement of your Award; and (ii) your Employer does not guarantee a specified level of return on your Award or the Shares.

CANADA

1.Use of Previously Owned Shares. Notwithstanding any provision in the Award Agreement, Addendum or the Plan, if you are resident in Canada, you may not use previously owned Shares to pay any Tax-Related Items or other sums due in connection with the Award.

2.Settlement in Shares. Notwithstanding anything to the contrary in the Award Agreement, Addendum or the Plan, your Award shall be settled only in Shares (and may not be settled in cash).

3.Securities Laws. In addition to any restrictions on resale and transfer noted in the Plan documents, Shares acquired pursuant to the Plan will be subject to certain restrictions on resale imposed by Canadian provincial securities laws (in general, if you are resident in Canada you may not resell your Shares to Canadian purchasers). Accordingly, you are encouraged to seek legal advice prior to any resale of such Shares.

You acknowledge and agree that you will only sell Shares acquired through participation in the Plan outside of Canada through the facilities of a stock exchange on which the Shares are listed. Currently, the Shares are listed on the New York Stock Exchange.

By accepting your Award, you represent and warrant to the Company that your participation in the Plan is voluntary and that you have not been induced to participate by expectation of engagement, appointment, employment, continued engagement, continued appointment or continued employment, as applicable.

4.English Language. By accepting your Award, you acknowledge that you have expressly requested that all documents evidencing or relating in any way to the grant of the Award (including, for greater certainty, any confirmation or any notice) will be in the English language only.

(Si vous êtes résident de Québec, vous reconnaissez, en acceptant l'allocation effectuée à votre profit, avoir expressément exigé que tous les documents relatifs à cette allocation ou s'y rapportant de quelque manière que ce soit (incluant, pour plus de certitude, toute confirmation ou tout avis) soient rédigés en anglais uniquement.)

CHILE

Securities Laws. Neither the Company, the Plan nor the Shares have been registered in the Securities Registry (Registro de Valores) or in the Foreign Securities Registry (Registro de Valores Extranjeros) of the Chilean Commission for the Financial Market (CMF) (Comisión para el Mercado Financiero de Chile) and they are not subject to the control of the CMF. The Plan is ruled by General Regulation 336. As the Shares are not registered, the issuer has no obligation under Chilean law to deliver public information regarding the Shares in Chile. The Shares cannot be publicly offered in Chile unless they are registered with the CMF. The commencement date of the offer is the date on which these documents were first provided to you.

(Ni el Company, ni el Plan ni las Acciones han sido registradas en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la Comisión para el Mercado Financiero de Chile (CMF) y ninguno de ellos está sujeto a la fiscalización de la CMF. Esta oferta de Acciones se acoge a la Norma de Carácter General 336. Por tratarse de valores no inscritos, el emisor de las Acciones no tiene obligación bajo la ley chilena de entregar en Chile información pública acerca de las Acciones. Las Acciones no pueden ser ofrecidas públicamente en Chile en tanto éstas no se inscriban en el Registro de Valores correspondiente. Se informa que la fecha de inicio de la presente oferta será aquella en que estos documentos fueron entregados a usted por primera vez.)

English Language. The employee declares that they perfectly read and understand English and that the fact that this document is in English does not represent any inconvenience or prejudice to the employee. Consequently, the employee accepts the terms and conditions stated in English herein.

(El trabajador declara que lee y entiende perfectamente el idioma inglés, y que la circunstancia de que este documento se encuentre en inglés no representa ningún inconveniente o perjuicio para el trabajador. En consecuencia, el trabajador acepta los términos y condiciones establecidos en este documento en idioma inglés.)

CHINA

The following provisions govern your participation in the Plan if you are a national of the People’s Republic of China (“China”) resident in mainland China, as determined by the Company in its sole discretion:

1.Exchange Control Approval. The Award is subject to China State Administration of Foreign Exchange (“SAFE”) rules.

2.Mandatory Cashless Sell-All Exercise for Options. Notwithstanding any provision in the Award Agreement or Plan to the contrary, unless and until the Committee determines otherwise, the method of exercise of the Award shall be limited to mandatory cashless, sell-all exercise.

3.Limitations Following Termination of Employment.

(a)Options. Notwithstanding any provision in the Agreement or the Plan to the contrary, in the event your employment terminates for any reason, the Award will no longer be exercisable after the earlier of: (i) the period set forth in Section 4 of the Award Agreement; (ii) the last day of the six-month period beginning on the date of termination of employment (or such earlier date as may be required by the Company or the SAFE); and (iii) the Award expiration date.

4.Exchange Control Restrictions. You understand and agree that, pursuant to local exchange control requirements, you will be required immediately to repatriate to China the proceeds from the sale of any Shares acquired under the Plan. You further understand that such repatriation of proceeds may need to be effected through a special bank account established by the Company or its Subsidiary. No interest shall be paid with respect to funds held in such account. The proceeds may be paid to you in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to you in U.S. dollars, you understand that a U.S. dollar bank account in China must be established and maintained so that the proceeds may be deposited into such account. If the proceeds are paid to you in local currency, you acknowledge that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. You agree to bear any currency fluctuation risk between the time the Shares are sold and the net proceeds are converted into local currency and distributed to you. You further agree to comply with any other requirements that may be imposed by the Company or its Subsidiaries in China in the future to facilitate compliance with exchange control requirements in China. You acknowledge and agree that the processes and requirements set forth herein shall continue to apply following your termination.

5.Administration. Neither the Company nor any of its Subsidiaries shall be liable for any costs, fees, lost interest or dividends or other losses you may incur or suffer resulting from the enforcement of the terms of this Addendum or otherwise from the Company’s operation and enforcement of the Plan, the Award Agreement and the Award in accordance with Chinese law including, without limitation, any applicable SAFE rules, regulations and requirements.

The above requirements will not apply to non-Chinese nationals, unless otherwise required by the Company or by SAFE.

COLOMBIA

Securities Laws. The securities granted under the Plan are not and will not be registered with the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores). Therefore, the securities may not be offered to the public in Colombia. Nothing in the Plan documents should be construed as making a public offer of securities in Colombia.

FRANCE

No country-specific provisions (in addition to the general EU/EEA provisions above).

GERMANY

No country-specific provisions (in addition to the general EU/EEA provisions above).

INDIA

Securities Laws. The securities described in the Plan documents are being offered only to a select number of qualifying employees of the Company, its Subsidiaries or any associated company. Such employees may not be acting on behalf of or as an agent for any other person. Securities under the Plan will not be available for subscription or purchase by any other person.

ITALY

No country-specific provisions (in addition to the general EU/EEA provisions above).

JAPAN

Securities Laws. The offered Awards have not been and will not be registered under Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended) (FIEA), since the offering in Japan constitutes a private placement to a small number of offerees under Article 2, Paragraph 3, Item 2(iii) of FIEA and disclosure under FIEA has not been and will not be made with respect to the offered Awards, and transfer of Awards is prohibited.

KENYA

No country-specific provisions.

MALAYSIA

Securities Laws. If you are employed in Malaysia, you should note that the grant of Awards in Malaysia constitutes or relates to an 'excluded offer', 'excluded invitation' or 'excluded issue' pursuant to Sections 229 and 230 of the Malaysian Capital Markets and Services Act 2007. Copies of the Plan documents may have been delivered to the Securities Commission of Malaysia. The Plan documents do not constitute, and may not be used for the purpose of, a public offering or issue, offer for subscription or purchase, invitation to subscribe for or purchase of any securities requiring the registration of a prospectus with the Securities Commission in Malaysia under the Capital Markets and Services Act 2007.

MEXICO

1.Commercial Relationship. You expressly recognize that your participation in the Plan and the Company’s grant of the Award does not constitute an employment relationship between you and the Company. You have been granted the Award as a consequence of the commercial relationship between the Company and the Company’s affiliate in Mexico that employs you, and the Company’s local affiliate in Mexico is your sole Employer. Based on the foregoing, (a) you expressly recognize the Plan and the benefits you may derive from your participation in the Plan do not establish any rights between you and the Company’s affiliate in Mexico that employs you, (b) the Plan and the benefits you may derive from your participation in the Plan are not part of the employment conditions and/or benefits provided by the Company’s affiliate in Mexico that employs you, and (c) any modifications or amendments of the Plan by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of your employment with the Company’s affiliate in Mexico that employs you.

2.Extraordinary Item of Compensation. You expressly recognize and acknowledge that your participation in the Plan is a result of the discretionary and unilateral decision of the Company, as well as your free and voluntary decision to participate in the Plan in accordance with the terms and conditions of the Plan and the Agreement including this Addendum. As such, you acknowledge and agree that the Company may, in its sole discretion, amend and/or discontinue your participation in the Plan at any time and without any liability. The value of the Award is an extraordinary item of compensation outside the scope of your employment contract, if any. The Award is not part of your regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of the Employer.

3.Securities Laws. The Shares underlying your Award have not been registered with the National Register of Securities maintained by the Mexican Banking and Securities Commission and may not be offered or sold publicly in Mexico. The Plan documents may not be publicly distributed in Mexico. These materials are addressed to you only because of your existing labor relationship with the Group and may not be reproduced or copied in any form. The offer contained in these materials is addressed solely to the present employees of the Group in Mexico and any rights under the Plan may not be assigned or transferred. The Shares underlying your Award will be offered pursuant to a private placement exception under the Mexican Securities Law.

PAKISTAN

Mandatory Cashless Sell-All Exercise for Options Notwithstanding any provision in the Agreement or Plan to the contrary, unless and until the Committee determines otherwise, the method of exercise of the Award shall be limited to mandatory cashless, sell-all exercise.

PERU

1.Labor Law Acknowledgement. By accepting the grant of the Award, you acknowledge, understand and agree that the Award is being granted ex gratia to you with the purpose of rewarding you.

2Securities Laws. If you are employed in Peru, the following statement is hereby made part of the Plan documents: the Shares to be issued upon settlement of your Award have not been registered with the Public Register of the Securities Market maintained by the Peruvian Securities Market Superintendence (Superintendencia del Mercado de Valores - SMV), and may not be offered or sold publicly in Peru. In addition, the contents of the Plan documents have not been reviewed by any Peruvian regulatory authority.

RUSSIA

Securities Laws. Information contained in the Plan documents does not constitute an advertisement of any securities in Russia and must not be passed on to third parties or otherwise be made publicly available in Russia. The Awards and the details of the Shares to be granted under the Plan have not been and will not be registered in Russia and are not intended for 'placement' or 'circulation' in Russia.

SINGAPORE

Securities Laws. You acknowledge that no Plan documents have been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the Plan documents and any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the Shares used pursuant to the Plan may not be circulated or distributed, nor may the Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than pursuant to, and in accordance with the conditions of, an exemption under any provision of Subdivision (4) of Division 1 of Part XIII of the Securities and Futures Act 2001.

The Awards are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

SOUTH AFRICA

1.Exchange Control Obligations. You are solely responsible for complying with applicable exchange control regulations and rulings (the “Exchange Control Regulations”) in South Africa. As the Exchange Control Regulations change frequently and without notice, you should consult your legal advisor prior to the acquisition or sale of Shares under the Plan to ensure compliance with current Exchange Control Regulations. Neither the Company nor any of its Subsidiaries or affiliates will be liable for any fines or penalties resulting from your failure to comply with applicable laws.

2.Securities Laws and Acceptance of the Award. Neither the Award nor the underlying Shares shall be publicly offered or listed on any stock exchange in South Africa. The offer is intended to be private pursuant to Section 96 of the Companies Act and is not subject to the supervision of any South African governmental authority.

SOUTH KOREA (REPUBLIC OF KOREA)

Securities Laws. If you are employed in the Republic of Korea then, notwithstanding anything set forth in the Plan documents, your Award is granted by the Company and not by your Employer.

THAILAND

No country-specific provisions.

UNITED KINGDOM

Securities Laws. This offer is being made to employees as part of an employee incentive programme in order to provide an additional incentive and to encourage employee share ownership and to increase your interest in the success of the Company. The company offering these rights is Ingredion Incorporated. The Shares which are the subject of these rights are ordinary Shares in the Company. More information in relation to the Company including the share price can be found at the following web address: www.ingredion.com.

The obligation to publish a prospectus does not apply because of Article 1(4)(i) of the EU Prospectus Regulation, as incorporated into UK law under the European Withdrawal Act 2018. The total maximum number of securities which are the subject of this offer is 3,700,000.

Advice. Nothing in the terms of the awards or any communication issued to you in connection with the awards is intended to constitute investment advice in relation to the awards. If you are in any doubt as to whether to proceed in participating in this plan or in connection with your own financial or tax position, you are recommended to seek advice from a duly authorized independent adviser.

Revised Feb 2022